Exhibit 3.28

SECOND AMENDMENT TO THE AMENDED AND RESTATED
OPERATING AGREEMENT OF
STRATOSPHERE LEASING, LLC

This Second Amendment (the “Second Amendment”) to the Amended and Restated Operating Agreement (the “Agreement”) of Stratosphere Leasing, LLC (the “Company”) is entered into by Stratosphere LLC, a Delaware limited liability company, the sole member of the Company (the “Member”), as of the 24th day of September 2009.  Unless otherwise indicated in this Second Amendment, all defined terms set forth herein have the meaning ascribed to such terms in the Agreement.

WHEREAS, the Member of the Company as of the date hereof desires to amend the Agreement to provide for certain indemnification by the Company.

NOW, THEREFORE, in order to accomplish the foregoing, the Agreement is hereby amended by adding the following new section 19:

“19.         Indemnification of Indemnified Persons.  To the fullest extent permitted by applicable law, in the event that any Member, or any of its direct or indirect partners, directors, managing directors, managers, officers, stockholders, employees, agents, affiliates or controlling persons (an “Indemnified Person”) becomes involved, in any capacity, in any threatened, pending or completed action, proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to such Indemnified Person if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence.  To the fullest extent permitted by law, the Company also will defend, indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever, including reasonable attorney fees, (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person.  If for any reason (other than the willful misfeasance, gross negligence or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this Section 19 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.  The reimbursement, indemnity and contribution obligations of the Company under this Section 19 shall be limited to the Company’s assets, and no Member shall have any personal liability on account thereof.  Any amendment or repeal of this Section 19 shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.  The foregoing provisions shall survive any termination of this Agreement.”

Other than with respect to the Second Amendment to the Agreement set forth herein, the Agreement remains in full force and effect.

[Remainder of page left intentionally blank; the signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment as of the date first written above.

STRATOSPHERE LLC

By:	American Casino & Entertainment Properties LLC, its sole member

By:	/s/ Josephine Scesney
	Name:	Josephine Scesney
	Title:	Vice President